For Immediate Release	For more information contact:
February 27, 2007	Samir T. Badawi (281) 230-6710

GUNDLE/SLT ENVIRONMENTAL, INC.
NAMES ERNEST C. ENGLISH, JR.
AS VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

HOUSTON (February 27, 2007) - Gundle/SLT Environmental, Inc. (GSE) today announced the appointment of Mr. Ernest C. English, Jr. to the position of Vice President and Chief Financial Officer (CFO).

Mr. English succeeds Kelvin R. Collard, who left the company effective January 15, 2007, after serving as Vice President and CFO of GSE since 2005. Mr. Collard accepted a similar position with another company.

Prior to this promotion, Mr. English has served as Vice President and General Manager of GSE’s North American Operations since 1999. From 1996 to 1999, he served as GSE’s Vice President and Corporate Controller. From 1994 to 1996 Mr. English served as financial officer of Stewart & Stevenson Operations, Inc. during the merger of Creole International, Inc. into Stewart & Stevenson Operations. From 1987 to 1994, Mr. English served as Chief Financial Officer of Creole International. Prior to that he was employed by Marathon Manufacturing Company, beginning as Accounting Manager and earning promotions to Vice President and Corporate Controller in 1986. He began his career as Staff Auditor for Wolfe, Keller & Kinley, CPA’s in 1973. Mr. English earned his BS in Accounting from Bloomsburg University in 1974 and is a Certified Public Accountant. English is 54 years of age.

Gundle/SLT Environmental, Inc. is a world leader in providing geosynthetic lining solutions, products and services to satisfy the needs of domestic and international, municipal and private companies engaged in waste management, mining, water and wastewater treatment, aquaculture, and other industrial activities.

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